                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                November 9, 2004
                Date of Report (Date of earliest event reported)

                             Greenfield Online, Inc.
             (Exact name of registrant as specified in its charter)


      Delaware                      000-50698               06-1440369
(State or other jurisdiction       (Commission            (I.R.S. Employer
   of incorporation)               File Number)          Identification No.)

                                  21 River Road
                                Wilton, CT 06897
              (Address of Principal Executive Offices and Zip Code)

                                 (203) 834-8585
              (Registrant's telephone number, including area code)

                                       N/A
          (Former Name or Former Address, if changed since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.        Termination of a Material Definitive Agreement.

     We have a Commercial Agreement with Microsoft Corporation dated November 28, 2001 under which we pay The Microsoft Network (MSN) fees for panelists recruited via the MSN website, plus fees associated with surveys taken by these panelists. This agreement, as amended, required us to make guaranteed quarterly payments, which would be credited against recruiting and survey fees. Our obligation to make these guaranteed payments lapsed in 2003 but we continue to be obligated to make current payments to MSN for panelists they recruit and for surveys taken by MSN recruited panelists. In 2004, there has been a continued decline in panel recruitment through MSN and a decline in our use of MSN recruited panelists, resulting in lower payments to MSN in 2004 as compared to 2003. On November 9, 2004, Microsoft Corporation exercised its right to terminate this agreement effective February 8, 2005. Pursuant to the terms of the agreement we remain obligated to make payments to MSN for surveys taken by MSN recruited panelists. As the number of panelists recruited through the MSN website declined to less than 5% of the total panelists recruited during the third quarter of 2004, we anticipate that this termination will not have a material affect on current panel recruiting programs or materially impact our costs associated therewith.

                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                GREENFIELD ONLINE, INC.

                                                By:  /s/ Robert E. Bies
                                                    ----------------------------
                                                    Robert E. Bies
                                                Executive Vice President and
                                                Chief Financial Officer


Dated: November 12, 2004